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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Partners of
TEPPCO Partners, L.P.:


     We consent to incorporation by reference in the Registration Statements (No. 33-81976) and (No. 333-37112) on Form S-3 of TEPPCO Partners, L.P. of our report dated January 18, 2001, except as to Note 17, which is as of June 26, 2001, relating to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2000 and 1999 and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K of TEPPCO Partners, L.P. dated July 27, 2001.



                                                  /s/ KPMG LLP


Houston, Texas
July 27, 2001